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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-107280) and related prospectus of Health Care REIT, Inc. for the registration of $937,557,819 of debt securities, preferred stock, depositary shares, common stock, warrants, and units and to the incorporation by reference therein of our report dated January 17, 2003, with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                                          /s/ ERNST & YOUNG LLP

Toledo, Ohio


July 31, 2003